AGREEMENT & PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization is entered into this 28 day of February, 1999, by and between Healthcare Resource Management, Inc., a Nevada corporation, with offices at 4440 North Ranch Drive, Suite 170, Las Vegas, Nevada 89130 hereinafter referred to as "HRMI" and RB Capital & Equities, Inc., a Nevada corporation, with offices at 16935 West Bernardo Drive, Suite 232, San Diego, California 92127, hereinafter referred to as "RBCE" are the parties hereto.

        R E C I T A L S

          A. Healthcare Resources Management, Inc., is a publicly traded Nevada corporation, having an authorized capital of 50,000,000 shares of $.001 par value of which 5,256,716 shares are outstanding.

          B. Healthcare Resources Management, Inc. has a net worth of less than $ 75,000.

          C. RB Capital & Equities, Inc., is a publicly held Nevada corporation with 50,000,000 authorized $.001 par value common stock of which 1,589,383 are outstanding.

          D. The parties believe it to be in their mutual best interests for Healthcare to acquire RB Capital & Equities as a subsidiary pursuant to rule 368 (A)(1)(B) of the Internal Revenue Code of 1986, as amended.

          E.  The  parties   desire  to  finalize   the   Agreement  &  Plan  of
     Reorganization.

          NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

          1. Condition precedent to finalization of plan:
          A- HRMI will agree to reverse its present outstanding common stock on a One for Ten basis, 5,256,716 to 525,672.

          2. Purchase: HRMI agrees to acquire 100% of the common capital stock of RBCE and its subsidiary Gam Properties, Inc., and a 99% interest in Miramar in exchange for post split common shares and preferred shares.

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          3. Exchange: HRMI agrees to issue Five Million Sixty Eight Hundred One
     Hundred Fifty (5,068,150) shares of $.001 par value post split shares for 100% of the common stock of RBCE pursuant to Internal Revenue Code Rule 368
     (A)(1)(B) 1986, as amended and 700,000 shares of $1.00 preferred stock for a 99% interest in Miramar Road Associates, LLC. Said venture will be made contemporaneously with the receipt of the share of RBCE. This exchange is valid for not less than 80% of the said shares.

          4. Business Purpose: The purpose of this transaction to provide HRMI with operating subsidiaries.

          5. Intent: It is the intent of the parties hereto that HRMI will change its name to Trade Industries, Inc. and that said company will become a consolidating parent holding corporation.

          6. Exempt Transaction: All parties acknowledge and agree that any transfer of securities pursuant to this Agreement will constitute an exempt isolated transaction and that the securities received in such transfer or exchange shall not be registered under federal or state securities law.

          7. Transfer of Securities: All Parties acknowledge and agree that the common stock of HRMI received by RBCE shall be distributed directly to the shareholders of RBCE in compliance with Rule 368 (A)(1)(B).

          8. Unregistered Securities: The Parties acknowledge that the shares of HRMI to be transferred to the RBCE shareholders will be registered securities and may not be transferred by the shareholders unless subsequently registered or an exemption from registration is available. The certificates representing the shares issued to RBCE shareholders will bear a legend to the effect that the shares have not been registered and cannot be transferred unless registered and an exemption is available.

          9. Default: In the event any party defaults in performing any of its duties or obligations under the Plan or Reorganization, the party responsible for such default shall pay all costs incurred by any other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgement.

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          10. Notices: Any notice or correspondence  required or permitted to be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given by depositing such notice or correspondence in the U.S. mail, postage prepaid, certified or registered, return receipt requested, addressed to the parties at the following addresses:

        Healthcare Resources Management, Inc.
        4440 North Rancho Drive, Suite 170
        Las Vegas, Nevada 89130

        RB Capital & Equities, Inc.
        16935 W. Bernardo Dr., Suite 232
        San Diego, California 92127

          Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U. S. mail. Any party may change its address for purposes of this Agreement by giving written notice to the other parties as provided above.

          11. Binding: This Agreement shall be binding upon the parties hereto and upon their respective heirs, representatives, successors and assigns.

          12. Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada.

          13. Authority: The officers executing this Agreement on behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of the Boards of Directors of their respective corporations.

          14. Signatures: This Agreement and Plan of Reorganization may be signed in counterparts.

          IN  WITNESS   WHEREOF,   the  parties  have   executed  this  Plan  of
     Reorganization as of the day and year first written above.

HEALTHCARE RESOURCES                            RB CAPITAL & EQUITIES, INC.
MANAGEMENT, INC.


/s/ James Crowell                               Linda M. Bryson
President                                       President


/s/ Terry Worthylake                            Michael Kelleher
Secretary                                       Secretary


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